Exhibit 10.6

Arteris, Inc.

1741 Technology Drive, Suite 250

San Jose, CA 95110

Fax: (408) 625-6040

www.arteris.com

December 31, 2008

Mr. K. Charles Janac

[Address]

Re: Revised Terms of Employment

Dear Charlie:

This amended and restated letter agreement (“Agreement”) sets forth the terms of your employment with Arteris, Inc. (the “Company”). This letter has been amended to address recent changes in the U.S. Internal Revenue Code under Section 409A and to reflect events which have already occurred.

1.	Position:

a.

You will continue to serve in a full-time capacity as President and Chief Executive Officer of Arteris, Inc. In the position of CEO, you serve in an executive capacity and are required to perform the duties of CEO as commonly associated with this position, including primary responsibility for overall management of and responsibility for the Company and its operations, and as also may be reasonably assigned to you by the Company’s Board of Directors (the “Board”) from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it.

b.

As long as you are serving as CEO, the Company will nominate you to the Board and make reasonable efforts to maintain your membership on the Board, subject to the rights of the Company’s shareholders under the Company’s Articles and Bylaws and applicable law.

2.	Salary and Benefits:

a.

Your base salary is currently $225,000 per annum subject to the standard payroll deductions and withholdings, paid semi-monthly. You will be eligible to participate in those employee benefit plans established by the Company for its employees from time to time, subject to the terms and conditions of those plans.

b.

In addition to the above base salary, you will be eligible to earn an annual performance bonus of up to $80,000 subject to payroll deductions and all required withholdings (the “Performance Bonus”). The Performance Bonus is not guaranteed, and will be based on your and the Company’s achievement of certain milestones and 100% attainment of the Company’s performance objectives as determined in the sole discretion of the Board of Directors Compensation Committee. In addition, you must be an employee in good standing on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus. The Board will determine whether you have earned the Performance Bonus and the amount of any Performance Bonus based on Board Compensation Committee recommendation.

3.

Equity Awards: Your current rights to equity compensation are as set forth in the current stock award agreements between you and the Company. As set forth in those agreements, upon a Change of Control (as defined below), any then-outstanding equity awards subject to vesting provided to you in connection with your employment relationship with the Company and not in any other status (the “Restricted Stock”) will be subject to full accelerated vesting (the “Full Acceleration”) upon the earlier of either: (i) one (1) year from the effective date of the consummation of the Change of Control (if you remain an employee of the Company as of such date), or (ii) the date that your employment ends if it ends either due to a termination by the Company (including any successor entity) without Cause (as defined below) or a resignation by you for Good Reason (as defined below), in either case occurring after the consummation of a Change of Control. Notwithstanding the foregoing, in order to be eligible for the Full Acceleration, you must first meet the Release Requirements (as set forth below). In addition, notwithstanding anything to the contrary in the foregoing, in the event that your employment is terminated without Cause by the Company or by you for Good Reason, in either case within thirty (30) days prior to the consummation of a Change of Control, any then-outstanding shares subject to the Restricted Stock will be subject to Full Acceleration provided that you first meet the Release Requirements. You will not be eligible for the Full Acceleration if your employment is terminated for Cause, or if you resign for any reason that does not qualify as Good Reason.

In addition, upon a sale of equity securities or securities convertible into equity securities (including, without limitation, any series of preferred stock of the Company), or package of equity, debt or debt and equity, sold to investors (excluding directors, employees or others performing services for the Company) in any transaction or series of related transactions during the term of this Agreement for an amount of $200,000 or more in consideration (a “Financing”), the Company will make reasonable efforts to give you a right to participate in such Financing up to the number of offered securities that represent approximately 7% of the Company’s fully diluted outstanding capital stock.

4.

Entitlement to Severance Benefits: If, at any time, the Company (or any successor entity) terminates your employment without Cause, and other than as a result of your death or disability, or if you resign your employment for Good Reason (as defined below), and provided any such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h), you will be eligible to receive, as your sole severance benefits (the “Severance Benefits”): (i) a lump sum cash payment equal to twelve (12) months of your base salary in effect as of the employment termination date, subject to required payroll deductions and withholdings, to be paid on the thirtieth (30th) day following your termination date; (ii) accelerated vesting in such portion of the Restricted Stock equal to an additional twelve (12) months of vesting of the total unvested shares (if any), notwithstanding any cliff vesting or similar requirements, effective as of the date of such termination (rounded to the nearest share so as to avoid fractional shares); and (iii) if you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws, (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) through the earlier of either twelve (12) months after the employment termination date or the date that you become eligible for group health insurance coverage through a new employer (but in no event after you cease to be eligible for COBRA). You agree to provide prompt written notice to the Board if you become eligible for group health insurance coverage through a new employer within twelve (12) months of your employment termination date. Notwithstanding the foregoing, in order to be eligible for the Severance Benefits, you must meet the Release Requirements within thirty (30) days following your termination date. You will not be eligible for the Severance Benefits if your employment is terminated for Cause, or as a result of your death or disability, or if you resign for any reason that does not qualify as Good Reason. It is intended that each installment of the Severance Benefits is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that payments of the Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) of the Treasury Regulations.

5.

Confidential Information and Inventions Agreement: As a condition of your continued employment, you agree to continue to comply with the terms of the Confidential Information and Inventions Assignment Agreement that you previously signed. Further, as a Company employee, you will be expected to abide by all Company policies and procedures.

6.

At Will Employment: You are an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason (or no reason), at any time, with or without advance notice. This at-will employment relationship cannot be changed except by a written instrument executed by a duly-authorized officer of the Company.

7.

Tax Gross-Up: It is the intent of the Company that the tax burden associated with your compensation package from the Company will be equal to the tax burden of a tax payer in the United States. Should you be subject to tax in both the U.S. and France, the Company shall pay to you (or the appropriate taxing authorities, as applicable) an aggregate amount (the “Gross-Up Payment”) necessary to ensure your aggregate U.S. and French tax liability is approximately equal to the amount of U.S. Federal income tax you would be required to pay if you were only taxed here in the U.S. The Company will pay the Gross-Up Payment no later than the end of the year in which taxes are remitted to the applicable taxing authorities.

8.

Entire Agreement: This letter, together with your Confidential Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written.

9.

Amendment and Governing Law: The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This letter agreement shall be construed and interpreted in accordance with the laws of the State of California.

10.

Release Requirements: To be eligible to receive the Full Acceleration or the Severance Benefits, you must meet the following requirements (the “Release Requirements”): (a) you must first timely execute, make effective, and deliver to the Company a general release of all known and unknown claims, in a form acceptable to the Company (which may, at the Company’s election, be incorporated into a reasonable separation agreement) not later than thirty (30) days following your termination date; and (b) you must not be in material breach of the Confidential Information Agreement or any other agreement or contract between you and the Company at the time of the receipt of such benefits. In the event that, during such time as you continue to receive any Severance Benefits, you materially breach the Confidential Information Agreement or any other agreement or contract between you and the Company, the Company’s obligation to continue to provide the Severance Benefits will immediately cease in full, and you will not be entitled to receive any additional Severance Benefits as of the date of your breach.

11.

Miscellaneous: In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals. You and the Company agree that the exclusive venue for any lawsuit or administrative action between you and the Company (and its affiliates, shareholders, directors, officers, successors, and assigns) relating in any manner whatsoever to your employment or termination, including any claims under this Agreement, shall be a state or federal court (or, upon mutual agreement, an arbitrator) located in Santa Clara County, California, except as otherwise mutually agreed. The prevailing party in any action relating to this Agreement shall be entitled to recover reasonable attorneys’ fees and legal costs as determined by the court or arbitrator in any such action.

12.	Definitions:

a.

Definition of Change of Control: “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from bona fide equity financing event or public offering of the stock of the Company.

b.

Definition of Cause: “Cause” for the Company (or any acquiror or successor in interest thereto) to terminate your employment shall exist if any of the following occurs: (i) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (iii) your material violation of any contract or agreement between you and the Company, including without limitation, material breach of your Confidential Information Agreement, or of any Company policy, or of any statutory duty you owe to the Company or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clause (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure.

c.

Definition of Good Reason: A resignation for “Good Reason” shall mean a resignation from all positions you then-hold with the Company within ninety (90) days after the occurrence of any of the following events which is not corrected within thirty (30) days after the Company (or any successor thereto) receives written notice from you that any of the following events have occurred (which notice must be provided to the Company within thirty (30) days of the occurrence) and that you assert that grounds for a resignation for Good Reason exist as a result: (i) without your written consent, a material diminution of your duties, position or responsibilities; provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for your resignation, and further provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “diminution;” (ii) without your written consent, a reduction by the Company in your base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior executives of the Company); or (iii) without your consent, the relocation of your assigned office location by more than forty (40) miles unless, as a result of such relocation, your assigned office location is closer to your primary residence than the immediately preceding assigned office location.

13.	Start Date: Your start date with Arteris Inc. was August 27, 2007. Your start date with Arteris SA was May 15, 2005.

Please sign the enclosed copy of this letter in the space indicated and return it to me not later than December 31, 2008. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

Sincerely,

Arteris, Inc.

/s/ Wayne Cantwell
Wayne Cantwell, Director
Duly authorized by the Board of Directors

Accept:	/s/ K. Charles Janac	Date:	Dec. 31, 2008

Start Date:	8/27/07